ARTHUR ANDERSEN


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 24, 2000

Dear Sir/Madam:

We have read Item 4 included in the attached Form 8-K of NYFIX, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copies to:
Mr. Peter Hanson, Chairman, NYFIX, Inc.
Mr. John Chapman, Chairman of the Audit Committee, NYFIX, Inc.